Exhibit 99.2

PRESS RELEASE	CONTACT:
WILLIAMS-SONOMA, INC.	Sharon L. McCollam
3250 Van Ness Avenue	Executive Vice President, COO and CFO
San Francisco, CA 94109	(415) 616-8775

Stephen C. Nelson
Director, Investor Relations
(415) 616-8754

Erica Gutierrez
Investor Relations Administration
(415) 616-8332

FOR IMMEDIATE RELEASE

Williams-Sonoma, Inc. Provides Financial Guidance for Fiscal Year 2007

Revenues Projected to Increase 5.7% to 8.0%—Diluted EPS Growth Projected in Range of <1.7%> to 2.8%

Excluding Fiscal Year 2006 Unusual Business Events, Non-GAAP Diluted EPS Projected to Increase 0.0% to 4.5%

San Francisco, CA, March 22, 2007 — Williams-Sonoma, Inc. (NYSE: WSM) today announced financial guidance for fiscal year 2007, with comparisons that include and exclude the diluted earnings per share net benefit from 2006 unusual business events. These unusual business events are discussed in detail in Exhibit 1 of this release.

Net revenues in fiscal year 2007, which will be a 53-week year, are expected to be in the range of $3.941 billion to $4.027 billion – an increase of 5.7% to 8.0% versus net revenues of $3.728 billion during the 52 weeks of fiscal year 2006. On a 53-week to 53-week basis, this represents a projected increase of 3.7% to 5.9%.

Diluted earnings per share in fiscal year 2007 are expected to be in the range of $1.76 to $1.84 – a change of <1.7%> to 2.8% versus $1.79 in fiscal year 2006 on a GAAP basis, and a change of 0.0% to 4.5% versus fiscal year 2006 diluted earnings per share, excluding the net benefit of the unusual business events discussed in Exhibit 1, of $1.76. See Exhibit 1 for a reconciliation of fiscal year 2006 GAAP to non-GAAP diluted earnings per share, which includes and excludes the impact of these unusual business events. This reconciliation is being provided to facilitate a meaningful evaluation of the company’s quarterly and fiscal year 2007 diluted earnings per share guidance on a comparable basis with its fiscal 2006 quarterly and fiscal year results.

Howard Lester, Chief Executive Officer, commented on the 2007 vision for the company: “As we enter 2007, we will focus on strategic initiatives that can transform the financial performance of the company over the next few years – driving sustainable revenue growth with a key focus on the revitalization of the Pottery Barn brand; driving operational improvements and cost containment initiatives to offset the impact of a difficult macro-economic environment in the home furnishings sector; and enhancing shareholder value by delivering on the commitments that we have made with respect to improving the overall performance of our business.”

“To drive sustainable revenue growth in 2007, we expect to add 13 net new retail locations and expand the square footage of an additional 17 locations. We also expect to increase catalog circulation and electronic direct marketing, and will intensify the marketing support behind our fastest growing shopping channel — e-commerce. On the operational side of the business, we expect to continue to improve efficiency in our supply chain by expanding our furniture hub in-sourcing initiative, capitalizing on the benefits of our daily store replenishment program, and rolling out new sourcing and logistical strategies designed to reduce customer returns, replacements and damages.”

“In our emerging brands (PBteen, West Elm and Williams-Sonoma Home), we will be focusing on building brand awareness and enhancing customer access to the brands. These initiatives will include adding seven new retail locations (five in West Elm and two in Williams-Sonoma Home), aggressively identifying new customers through retail name capture and database prospecting and expanding the use of electronic direct marketing.”

“To support all of these brand-building initiatives, we will continue to invest in our long-term infrastructure, including implementing new supply chain and information technology initiatives that will support enhanced operational efficiency and long-term growth. Although these investments will have a short-term impact on earnings results, we believe their impact will be more than offset over time by our continued ability to drive greater efficiencies in our existing supply chain operations and overhead cost structure.”

“Also in 2007, we remain committed to returning capital to our shareholders, as reflected by the announcement today that our Board has increased our quarterly cash dividend by 15% and authorized an additional 5 million share stock repurchase program.”

❑	FISCAL YEAR 2007 FINANCIAL GUIDANCE

•	Net Revenues

❑	Net revenues during fiscal year 2007, a 53-week year, are projected to be in the range of $3.941 billion to $4.027 billion. This represents a projected increase in net revenues in the range of 5.7% to 8.0% versus $3.728 billion during the 52 weeks of fiscal year 2006. On a 53-week to 53-week basis, this represents a projected increase in the range of 3.7% to 5.9%.

❑	Retail net revenues during fiscal year 2007, a 53-week year, are projected to be in the range of $2.268 billion to $2.318 billion. This represents a projected increase in retail net revenue in the range of 5.3% to 7.6% versus $2.154 billion during the 52 weeks of fiscal year 2006. On a 53-week to 53-week basis, this represents a projected increase in the range of 3.7% to 6.0%.

❑	Change in comparable store sales is projected to be in the range of <1.0%> to 1.0%. This compares to comparable store sales growth in fiscal year 2006 of 0.3%. Comparable stores exclude new retail concepts until such time as we believe that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy. For fiscal year 2007, we expect to exclude West Elm, which currently has only 12 stores operating for more than one year and Williams-Sonoma Home, which currently has only 3 stores operating for more than one year.

❑	Retail leased square footage is projected to increase in the range of 5.5% to 6.0%. Selling square footage is projected to increase in the range of 5.5% to 6.0%. This compares to retail leased and selling square footage growth in fiscal year 2006 of 8.3% and 7.9%, respectively.

Store Opening and Closing Guidance by Retail Concept

	Q4 2006 Actual	Q1 2007 Guidance			Q2 2007 Guidance			Q3 and Q4 2007 Guidance			FY 2007 Guidance
Concept	Total	Open	Close	End	Open	Close	End	Open	Close	End	Open	Close
Williams-Sonoma	254	1	<5>	250	6	<4>	252	9	<7>	254	16	<16> *
Pottery Barn	197	0	<3>	194	1	<4>	191	14	<4>	201	15	<11> *
Pottery Barn Kids	92	1	0	93	1	<1>	93	1	0	94	3	<1> *
West Elm	22	0	0	22	1	0	23	4	0	27	5	0
Williams-Sonoma Home	7	1	0	8	0	0	8	1	0	9	2	0
Outlets	16	0	0	16	0	0	16	0	0	16	0	0
Total	588	3	<8>	583	9	<9>	583	29	<11>	601	41	<28>

*	Fiscal year 2007 total store opening and closing numbers for Williams-Sonoma, Pottery Barn and Pottery Barn Kids include 12 stores, 7 stores and 1 store, respectively, for temporary closures due to remodeling. Remodeled stores are defined as those stores temporarily closed and subsequently reopened due to square footage expansion, store modification, or relocation. Consistent with our definition of comparable stores, remodeled stores are removed from the comparable store base upon closure if the gross square footage changes by more than 20% or if the store is closed for seven or more consecutive days.

❑	Direct-to-customer net revenues (comprised of both catalog and Internet revenues) are projected to be in the range of $1.673 billion to $1.709 billion during fiscal year 2007, a 53-week year. This represents a projected increase in direct-to-customer net revenue in the range of 6.3% to 8.6% versus $1.574 billion during the 52 weeks of fiscal year 2006. On a 53-week to 53-week basis, this represents a projected increase in the range of 3.6% to 5.8%.

❑	Catalog circulation is projected to increase in the range of 4.0% to 5.0% with pages circulated projected to increase in the range of 8.0% to 9.0%. This compares to an approximate 1.6% decrease in catalog circulation and a 3.2% increase in pages circulated in fiscal year 2006. Excluding the circulation for the Hold Everything catalog in fiscal year 2006, catalog and page circulation in fiscal year 2007 is expected to increase in the range of 6.0% to 7.0% and 9.0% to 10.0%, respectively.

Quarterly Net Revenue Guidance by Operating Segment

(All Amounts in Millions, Except Percentages)

	Q1 2007 Guidance (13 Weeks)	Q2 2007 Guidance (13 Weeks)	Q3 2007 Guidance (13 Weeks)	Q4 2007 Guidance (14 Weeks)	FY 2007 Guidance (53 Weeks)
Net Retail Revenue	$443 - $453	$476 - $486	$488 - $500	$861 - $879	$2,268 - $2,318
Net Direct-to-Customer Revenue	$369 - $377	$379- $387	$399 - $407	$526 - $538	$1,673 - $1,709
Total Net Revenue	$812 - $830	$855 - $873	$887 - $907	$1,387 - $1,417	$3,941 - $4,027
Comparable Store Sales	<3.5%> - <1.0%>	<2.0%> - 0.0%	<1.0%> - 1.5%	0.5% - 2.5%	<1.0%> - 1.0%

•	Gross Margin

❑	Gross margin as a percentage of net revenues in fiscal year 2007 is expected to be in the range of 39.6% to 39.8%.

❑	Gross margin as a percentage of net revenues in fiscal year 2006 was 39.9%, including the $2.7 million or approximately 10 basis point impact of unusual business events. The 2007 guidance represents a projected decrease in the gross margin rate in the range of 10 to 30 basis points.

❑	Gross margin as a percentage of net revenues in fiscal year 2006, excluding the $2.7 million or approximately 10 basis point impact of unusual business events, was 40.0%. The 2007 guidance represents a projected decrease in the gross margin rate on a comparable year-over-year basis in the range of 20 to 40 basis points. This is a non-GAAP comparison.

•	Selling, General and Administrative (SG&A) Expenses

❑	Selling, general and administrative expenses as a percentage of net revenues in fiscal year 2007 are expected to be in the range of 31.4% to 31.6%.

❑	Selling, general and administrative expenses as a percentage of net revenues in fiscal year 2006, including the $8.6 million or approximately 20 basis point net benefit from unusual business events, were 31.1%. The 2007 guidance represents a projected increase in the SG&A expense rate of 30 to 50 basis points.

❑	Selling, general and administrative expenses as a percentage of net revenues in fiscal year 2006, excluding the $8.6 million or approximately 20 basis point net benefit from unusual business events, were 31.3%. The 2007 guidance represents a projected increase in the SG&A expense rate on a comparable year-over-year basis of 10 to 30 basis points. This is a non-GAAP comparison.

•	Interest <Income> Expense—Net

❑	Interest <Income> Expense—Net for fiscal year 2007 is projected to be interest income in the range of $4.0 million to $6.0 million. This compares to net interest income in fiscal year 2006 of $9.7 million.

•	Income Taxes

❑	The income tax rate for fiscal year 2007 is projected to be in the range of 38.5% to 38.8%. This compares to an income tax rate in fiscal year 2006 of 38.1%. The projected income tax rate for fiscal year 2007 does not include any potential impact from the implementation of FASB Interpretation No. (“FIN”) 48, “Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109,” which we will adopt in the first quarter of fiscal year 2007. Throughout the year, we expect that there could be ongoing variability in our quarterly tax rates as taxable events occur and exposures are re-evaluated.

•	Diluted Earnings Per Share

❑	Diluted earnings per share in fiscal year 2007 are expected to be in the range of $1.76 to $1.84.

❑	Diluted earnings per share in fiscal year 2006, including the pre-tax net benefit of $5.9 million ($3.6 million after tax) or $0.03 per diluted share from unusual business events, were $1.79. The 2007 guidance represents a decrease in diluted earnings per share of 1.7% at the low end of the guidance range and an increase in diluted earnings per share of 2.8% at the high end of the guidance range.

❑	Diluted earnings per share in fiscal year 2006, excluding the pre-tax net benefit of $5.9 million ($3.6 million after tax) or $0.03 per diluted share from unusual business events, were $1.76. The 2007 guidance represents, on a comparable basis, no change in diluted earnings per share at the low end of the guidance range and an increase in diluted earnings per share of 4.5% at the high end of the guidance range.

❑	See Exhibit 1 for a reconciliation of 2006 GAAP to non-GAAP diluted earnings per share, which includes and excludes the impact of these unusual business events. This reconciliation is being provided to facilitate a meaningful evaluation of the company’s quarterly and fiscal year 2007 diluted earnings per share guidance on a comparable basis with our 2006 quarterly and fiscal year results.

•	Merchandise Inventories

❑	Merchandise inventories at the end of fiscal year 2007 are projected to be in the range of $665.0 million to $690.0 million. This represents a projected increase in the range of 8.9% to 13.0%, versus $610.6 million at the end of fiscal year 2006.

•	Capital Spending

❑	Fiscal year 2007 capital spending is projected to be in the range of $220.0 million to $240.0 million. This compares to capital spending of $191.0 million in fiscal year 2006.

•	Depreciation and Amortization

❑	Depreciation and amortization expense in fiscal year 2007 is projected to be in the range of $142.0 million to $145.0 million versus $135.0 million in fiscal year 2006.

•	Amortization of Deferred Lease Incentives

❑	Amortization of deferred lease incentives in fiscal year 2007 is projected to be in the range of $28.0 million to $30.0 million versus $28.7 million in fiscal year 2006.

❑	FIRST QUARTER 2007 FINANCIAL GUIDANCE

•	Net Revenues

❑	Net revenues are projected to be in the range of $812.0 million to $830.0 million. This represents a projected increase in net revenues in the range of 2.2% to 4.5% versus $794.3 million in the first quarter of fiscal year 2006. Excluding Hold Everything, net revenue growth in the first quarter of fiscal year 2007 is projected to increase in the range of 4.7% to 7.0%.

❑	Retail net revenues are projected to be in the range of $443.0 million to $453.0 million. This represents a projected increase in retail net revenues in the range of 2.1% to 4.4% versus $433.9 million in the first quarter of fiscal year 2006. Excluding Hold Everything, retail net revenue growth in the first quarter of fiscal year 2007 is projected to increase in the range of 3.1% to 5.5%.

❑	Change in comparable store sales is projected to be in the range of <3.5%> to <1.0%>. This compares to comparable store sales growth in the first quarter of fiscal year 2006 of 1.3%. Comparable stores exclude new retail concepts until such time as we believe that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy. For fiscal year 2007, we expect to exclude West Elm and Williams-Sonoma Home.

❑	Retail leased square footage is projected to increase in the range of 5.0% to 6.0%. Retail selling square footage is projected to increase in the range of 6.0% to 7.0%. This compares to retail leased and selling square footage growth in the first quarter of fiscal year 2006 of 8.7% and 7.7%, respectively.

❑	Direct-to-customer net revenues (comprised of both catalog and Internet revenues) are projected to be in the range of $369.0 million to $377.0 million. This represents a projected increase in direct-to-customer net revenues in the range of 2.4% to 4.6% versus $360.4 million in the first quarter of fiscal year 2006. Excluding Hold Everything, direct-to-customer net revenue growth in the first quarter of fiscal year 2007 is projected to increase in the range of 6.6% to 8.9%.

•	Gross Margin

❑	Gross margin as a percentage of net revenues in the first quarter of fiscal year 2007 is expected to be in the range of 37.4% to 37.7%.

❑	Gross margin as a percentage of net revenues in the first quarter of fiscal year 2006, including the $1.7 million or approximately 20 basis point impact of unusual business events, was 38.5%. The 2007 guidance represents a projected decrease in the gross margin rate in the range of 80 to 110 basis points.

❑	Gross margin as a percentage of net revenues in the first quarter of fiscal year 2006, excluding the $1.7 million or approximately 20 basis point impact of unusual business events, was 38.7%. The 2007 guidance represents a projected decrease in the gross margin rate on a comparable year-over-year basis in the range of 100 to 130 basis points. This is a non-GAAP comparison.

•	Selling, General and Administrative Expenses (SG&A)

❑	Selling, general and administrative expenses as a percentage of net revenues in the first quarter of fiscal year 2007 are expected to be in the range of 34.7% to 35.0%.

❑	Selling, general and administrative expenses as a percentage of net revenues in the first quarter of fiscal year 2006, including the $1.5 million or approximately 20 basis point impact of unusual business events, were 34.1%. The 2007 guidance represents a projected increase in the SG&A expense rate of 60 to 90 basis points.

❑	Selling, general and administrative expenses as a percentage of net revenues in the first quarter of fiscal year 2006, excluding the $1.5 million or approximately 20 basis point impact of unusual business events, were 33.9%. The 2007 guidance represents a projected increase in the SG&A expense rate on a comparable year-over-year basis of 80 to 110 basis points. This is a non-GAAP comparison.

•	Interest <Income> Expense—Net

❑	Interest <Income> Expense—Net in the first quarter of fiscal year 2007 is projected to be interest income in the range of $1.4 million to $2.0 million. This compares to net interest income in the first quarter of fiscal year 2006 of $2.8 million.

•	Income Taxes

❑	The income tax rate in the first quarter of fiscal year 2007 is projected to be in the range of 38.5% to 38.8%. This compares to an income tax rate in the first quarter of 2006 of 38.4%. The projected income tax rate for the first quarter of fiscal year 2007 does not include any potential impact from the implementation of FIN 48, which we will adopt in the first quarter of fiscal year 2007. Throughout the year, we expect that there could be ongoing variability in our quarterly tax rates as taxable events occur and exposures are re-evaluated.

•	Diluted Earnings Per Share

❑	Diluted earnings per share in the first quarter of fiscal year 2007 are expected to be in the range of $0.11 to $0.15.

❑	Diluted earnings per share in the first quarter of fiscal year 2006, including the pre-tax impact of $3.2 million ($2.0 million after tax) or $0.02 per diluted share from unusual business events, were $0.20. The 2007 guidance represents a projected decrease in diluted earnings per share of 25.0% to 45.0%.

❑	Diluted earnings per share in the first quarter of fiscal year 2006, excluding the pre-tax impact of $3.2 million ($2.0 million after tax) or $0.02 per diluted share from unusual business events, were $0.21. The 2007 guidance represents, on a comparable basis, a projected decrease in diluted earnings per share of 28.6% to 47.6%. This is a non-GAAP comparison.

❑	See Exhibit 1 for a reconciliation of 2006 GAAP to non-GAAP diluted earnings per share, which includes and excludes the impact of these unusual business events. This reconciliation is being provided to facilitate a meaningful evaluation of the company’s quarterly and fiscal year 2007 diluted earnings per share guidance on a comparable basis with our 2006 quarterly and fiscal year results.

•	Merchandise Inventories

❑	Merchandise inventories at the end of the first quarter of fiscal year 2007 are projected to be in the range of $630.0 million to $650.0 million. This represents a projected increase in merchandise inventories in the range of 15.0% to 18.7%, versus $547.6 million at the end of the first quarter of fiscal year 2006.

•	Depreciation and Amortization

❑	Depreciation and amortization expense in the first quarter of fiscal year 2007 is projected to be approximately $35.0 million versus $33.0 million in the first quarter of fiscal year 2006.

•	Amortization of Deferred Lease Incentives

❑	Amortization of deferred lease incentives in the first quarter of fiscal year 2007 is projected to be approximately $7.0 million versus $7.5 million in the first quarter of fiscal year 2006.

❑	SECOND QUARTER 2007 FINANCIAL GUIDANCE

•	Net Revenues

❑	Net revenues are projected to be in the range of $855.0 million to $873.0 million. This represents a projected increase in net revenues in the range of 3.6% to 5.8% versus $825.5 million in the second quarter of fiscal year 2006. Excluding Hold Everything, net revenue growth in the second quarter of fiscal year 2007 is projected to increase in the range of 4.1% to 6.3%.

❑	Retail net revenues are projected to be in the range of $476.0 million to $486.0 million. This represents a projected increase in retail net revenues in the range of 2.7% to 4.9% versus $463.4 million in the second quarter of fiscal year 2006.

❑	Change in comparable store sales is projected to be in the range of <2.0%> to flat. This compares to comparable store sales growth in the second quarter of fiscal year 2006 of 1.2%. Comparable stores exclude new retail concepts until such time as we believe that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy. For fiscal year 2007, we expect to exclude West Elm and Williams-Sonoma Home.

❑	Retail leased square footage is projected to increase in the range of 4.0% to 5.0%. Retail selling square footage is projected to increase in the range of 4.5% to 5.5%. This compares to retail leased and selling square footage growth in the second quarter of fiscal year 2006 of 7.5% and 6.9%, respectively.

❑	Direct-to-customer net revenues (comprised of both catalog and Internet revenues) are projected to be in the range of $379.0 million to $387.0 million. This represents a projected increase in direct-to-customer net revenues in the range of 4.6% to 6.8% versus $362.2 million in the second quarter of fiscal year 2006. Excluding Hold Everything, direct-to-customer net revenue growth in the second quarter of fiscal year 2007 is projected to increase in the range of 5.9% to 8.1%.

•	Gross Margin

❑	Gross margin as a percentage of net revenues in the second quarter of fiscal year 2007 is expected to be in the range of 36.9% to 37.2%.

❑	Gross margin as a percentage of net revenues in the second quarter of fiscal year 2006, including the $0.7 million or approximately 10 basis point impact of unusual business events, was 38.1%. The 2007 guidance represents a projected decrease in the gross margin rate in the range of 90 to 120 basis points.

❑	Gross margin as a percentage of net revenues in the second quarter of fiscal year 2006, excluding the $0.7 million or approximately 10 basis point impact of unusual business events, was 38.2%. The 2007 guidance represents a projected decrease in the gross margin rate on a comparable year-over-year basis in the range of 100 to 130 basis points. This is a non-GAAP comparison.

•	Selling, General and Administrative Expenses (SG&A)

❑	Selling, general and administrative expenses as a percentage of net revenues in the second quarter of fiscal year 2007 are expected to be in the range of 33.2% to 33.5%.

❑	Selling, general and administrative expenses as a percentage of net revenues in the second quarter of fiscal year 2006, including the $10.0 million credit or approximately 120 basis point net benefit from unusual business events, were 31.5%. The 2007 guidance represents a projected increase in the SG&A expense rate of 170 to 200 basis points.

❑	Selling, general and administrative expenses as a percentage of net revenues in the second quarter of fiscal year 2006, excluding the $10.0 million credit or approximately 120 basis point net benefit from unusual business events, were 32.7%. The 2007 guidance represents a projected increase in the SG&A expense rate on a comparable year-over-year basis in the range of 50 to 80 basis points. This is a non-GAAP comparison.

•	Interest <Income> Expense—Net

❑	Interest <Income> Expense—Net in the second quarter of fiscal year 2007 is projected to be interest income in the range of $0.3 million to $0.9 million. This compares to net interest income in the second quarter of fiscal year 2006 of $3.5 million.

•	Income Taxes

❑	The income tax rate in the second quarter of fiscal year 2007 is projected to be in the range of 38.5% to 38.8%. This compares to an income tax rate in the second quarter of fiscal year 2006 of 38.4%. The projected income tax rate for the second quarter of fiscal year 2007 does not include any potential impact from the implementation of FIN 48, which we will adopt in the first quarter of fiscal year 2007. Throughout the year, we expect that there could be ongoing variability in our quarterly tax rates as taxable events occur and exposures are re-evaluated.

•	Diluted Earnings Per Share

❑	Diluted earnings per share in the second quarter of fiscal year 2007 are expected to be in the range of $0.16 to $0.20.

❑	Diluted earnings per share in the second quarter of fiscal year 2006, including the pre-tax net benefit of $9.3 million ($5.7 million after tax) or $0.05 per diluted share from unusual business events, were $0.30. The 2007 guidance represents a projected decrease in diluted earnings per share of 33.3% to 46.7%.

❑	Diluted earnings per share in the second quarter of fiscal year 2006, excluding the pre-tax net benefit of $9.3 million ($5.7 million after tax) or $0.05 per diluted share from unusual business events, were $0.25. The 2007 guidance represents, on a comparable basis, a projected decrease in diluted earnings per share of 20.0% to 36.0%. This is a non-GAAP comparison.

❑	See Exhibit 1 for a reconciliation of 2006 GAAP to non-GAAP diluted earnings per share, which includes and excludes the impact of these unusual business events. This reconciliation is being provided to facilitate a meaningful evaluation of the company’s quarterly and fiscal year 2007 diluted earnings per share guidance on a comparable basis with our 2006 quarterly and fiscal year results.

•	Merchandise Inventories

❑	Merchandise inventories at the end of the second quarter of fiscal year 2007 are projected to be in the range of $645.0 million to $665.0 million versus $565.7 million at the end of the second quarter of fiscal year 2006. This represents a projected increase in merchandise inventories in the range of 14.0% to 17.6%.

•	Depreciation and Amortization

❑	Depreciation and amortization expense in the second quarter of fiscal year 2007 is projected to be approximately $35.0 million versus $32.9 million in the second quarter of fiscal year 2006.

•	Amortization of Deferred Lease Incentives

❑	Amortization of deferred lease incentives in the second quarter of fiscal year 2007 is projected to be approximately $7.0 million versus $6.8 million in the second quarter of fiscal year 2006.

❑	CASH DIVIDEND INCREASED BY 15%

As announced in a separate press release this morning, we have increased our quarterly cash dividend by 15% from $0.10 per common share to $0.115 per common share. The aggregate quarterly dividend is estimated at approximately $12.6 million based on the current number of outstanding common shares. The indicated annual cash dividend, subject to capital availability, is $0.46 per common share, or approximately $50.5 million, in fiscal year 2007 based on the current number of common shares outstanding.

❑	STOCK REPURCHASE AUTHORIZED

Also announced in a separate press release this morning was the authorization of an additional 5,000,000 share common stock repurchase program. As there are 1,195,500 shares remaining to be purchased under the August 2006 stock repurchase program, combined with the program announced today, the total number of shares available for repurchase is 6,195,500. As of February 25, 2007, there were approximately 109,881,300 common shares outstanding. Since January 2003, we have repurchased a total of approximately 14,305,000 shares at an approximate cost of $467 million.

Stock repurchases under this program may be made through open market and privately negotiated transactions at times and in such amounts as management deems appropriate. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, capital availability and other market conditions. The stock repurchase program does not have an expiration date and may be limited or terminated at any time without prior notice.

❑	CONFERENCE CALL AND WEBCAST INFORMATION

Williams-Sonoma, Inc. will host a live conference call today, March 22, 2007 at 7:00 A.M. (PT). The call, hosted by Howard Lester, Chairman and Chief Executive Officer, will be open to the general public via a live webcast and can be accessed through the Internet at www.williams-sonomainc.com/webcast. A replay of the webcast will be available at www.williams-sonomainc.com/webcast.

❑	SEC REGULATION G — NON-GAAP INFORMATION

This press release includes non-GAAP net revenue growth percentages, non-GAAP gross margin percentages, non-GAAP selling, general and administrative expenses, and non-GAAP diluted earnings per share due to excluding the impact of unusual business events in fiscal year 2006. We have reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in the text of this release and in Exhibit 1. We believe that these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of our quarterly and fiscal year 2007 diluted earnings per share guidance on a comparable basis with our 2006 quarterly and fiscal year results. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

❑	FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or they prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include statements related to our key strategies, driving sustainable revenue growth, driving operational improvements and cost containment initiatives, delivering on commitments to our shareholders, addition of new retail locations, increased catalog circulation and electronic direct marketing, intensified e-commerce channel marketing support, improved supply chain efficiency, expansion of our furniture hub in-sourcing initiative, benefits of our daily store replenishment program, new sourcing and logistical strategies, identifying new customers, expanding the use of electronic direct marketing, infrastructure investments, efficiencies in our supply chain operations and overhead cost structure, reaching new financial milestones, our cash dividend and our stock repurchase programs, and all statements relating to the guidance and our projected fiscal year 2007, first fiscal quarter 2007 and second fiscal quarter 2007 revenues, expenses, margins, tax rates, the implementation of FIN 48, earnings, inventory positions, capital spending, depreciation and amortization, earnings per share and other financial and operating results and metrics.

The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include accounting adjustments as we close our books for the fourth quarter of 2006 and as audited year-end financial statements are prepared; new interpretations of current accounting rules; our ability to successfully transition the Hold Everything merchandise strategies; changes to current accounting rules; changes in tax laws applicable to cash dividends or share repurchases; our ability to anticipate consumer preferences and buying trends; dependence on timely introduction and customer acceptance of our merchandise; construction and other delays in store openings; competition from companies with concepts or products similar to our concepts and products; timely and effective sourcing of merchandise from our foreign and domestic vendors and delivery of merchandise through our supply chain to our stores and customers; effective inventory management commensurate with customer demand; our ability to anticipate and manage customer returns; successful catalog management, including timing, sizing and merchandising; uncertainties in Internet marketing, infrastructure and regulation; changes in consumer spending based on weather, economic, political, competitive and other conditions beyond our control; construction delays on infrastructure projects based on weather or other events; multi-channel and multi-brand complexities; our ability to introduce new brands and brand extensions; dependence on external funding sources for operating capital; our ability to control employment, occupancy and other operating costs; our ability to improve and control our systems and processes; changes to our information technology infrastructure; general political, economic and market conditions and events, including war, conflict or acts of terrorism; and other risks and uncertainties described more fully in our public announcements, reports to shareholders and other documents filed with or furnished to the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended January 29, 2006 and all subsequent current reports on Form 8-K and quarterly reports on Form 10-Q. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

❑	ABOUT WILLIAMS-SONOMA

Williams-Sonoma, Inc. is a nationwide specialty retailer of high quality products for the home. These products, representing six distinct merchandise strategies — Williams-Sonoma, Pottery Barn, Pottery Barn Kids, PBteen, West Elm and Williams-Sonoma Home — are marketed through 588 stores, seven mail order catalogs and six e-commerce websites.

Exhibit 1

Reconciliation of 2007 and 2006 GAAP to Non-GAAP Diluted Earnings Per Share

(Totals Rounded to the Nearest Cent Per Diluted Share)

	Q1 2007 Guidance* (13 Weeks)	Q2 2007 Guidance* (13 Weeks)	Q3 2007 Guidance* (13 Weeks)	Q4 2007 Guidance* (14 Weeks)	FY 2007 Guidance* (53 Weeks)
2007 GAAP Diluted EPS	$0.11 - $0.15	$0.16 - $0.20	$0.22 - $0.27	$1.20 - $1.26	$1.76 - $1.84

	Q1 2006 Actual (13 Weeks)	Q2 2006 Actual (13 Weeks)	Q3 2006 Actual (13 Weeks)	Q4 2006 Actual (13 Weeks)	FY 2006 Actual* (52 Weeks)
2006 GAAP Diluted EPS	$0.20	$0.30	$0.25	$1.06	$1.79
Impact of Hold Everything Transition Charge (Note 1)	$0.017	$0.005	$0.002	—	$0.023
Impact of CEO Departure Charge (Note 2)	—	$0.023	—	—	$0.023
Benefit of Unredeemed Gift Certificate Income (Note 3)	—	<$0.065>	—	—	<$0.065>
Benefit of Visa/MasterCard Litigation Settlement (Note 4)	—	<$0.011>	—	—	<$0.011>
Subtotal of Unusual Business Events	$0.017	<$0.048>	$0.002	—	<$0.030>
2006 Non-GAAP Diluted EPS Excluding Unusual Business Events (Note 5)	$0.21	$0.25	$0.25	$1.06	$1.76

	Q1 2007 Guidance	Q2 2007 Guidance	Q3 2007 Guidance	Q4 2007 Guidance	FY 2007 Guidance
2007 % Increase /<Decrease> in GAAP Diluted EPS	<25.0%> - <45.0%>	<33.3%> - <46.7%>	<12.0%> - 8.0%	13.2% - 18.9%	<1.7%> - 2.8%
2007 % Increase / <Decrease> in Non-GAAP Diluted EPS Excluding Unusual Business Events (Note 5)**	<28.6%> - <47.6%>	<20.0%> - <36.0%>	<12.0%> - 8.0%	13.2% - 18.9%	0.0% - 4.5%

* Quarterly diluted earnings per share guidance amounts will vary within the ranges above. Therefore, the respective high and low guidance estimates for the quarters should not be added together to derive an estimate for the fiscal year.

** Due to the effect that the timing of share repurchases has on the quarterly and year-to-date weighted average share count calculations, the year-to-date calculation of GAAP and non-GAAP diluted earnings per share in fiscal year 2006 is less than the sum of the diluted earnings per share by quarter.

Note 1:	Hold Everything Transition Charge – On January 12, 2006, we announced our decision to transition the merchandising strategies of our Hold Everything brand into our other existing brands by the end of 2006. We also announced that we expected to incur an accounting charge of $0.09 to $0.10 per diluted share related to this decision, of which $0.07 was incurred in the fourth quarter of fiscal year 2005. In fiscal year 2006, we incurred charges of $0.023 per diluted share, of which $0.014 per diluted share was included in cost of goods sold – negatively impacting gross margin – and $0.009 per diluted share in selling, general and administrative expenses. The remaining Hold Everything stores were closed during the first quarter and direct-to-customer operations ceased in the second quarter of 2006. See table above for quarterly expenses.

Note 2:	CEO Departure Charge – On July 11, 2006, we announced the departure of the company’s CEO and a severance charge of approximately $0.029 per diluted share, which we incurred in the second quarter. Partially offsetting this charge was a $0.006 per diluted share benefit associated with the forfeiture of the CEO’s stock options in accordance with FAS 123R. Therefore, the net charge for the CEO departure was $0.023 per diluted share, which consisted of $0.018 per diluted share of share-based payment expense and $0.005 per diluted share of cash severance and other costs. Both amounts are included in SG&A expenses.

Note 3:	Unredeemed Gift Certificate Income – During the second quarter of 2006, we completed an analysis of our historical gift certificate and gift card redemption patterns, which included an independent actuarial study based on our historical redemption data. Based on this analysis, we concluded that the likelihood of our gift certificates and gift cards being redeemed beyond four years from the date of issuance is remote. As a result, we have changed our estimate of the elapsed time for recording income associated with unredeemed gift certificates and gift cards to four years from our prior estimate of seven years. This change in estimate resulted in income recognition of $0.065 per diluted share in the second quarter of fiscal year 2006 and is included as an offset in SG&A expenses.

Note 4:	VISA/MasterCard Litigation Settlement – During the second quarter of 2006, we received our share of the VISA/MasterCard antitrust litigation settlement. This settlement (a benefit) totaled approximately $0.011 per diluted share and is included as an offset in SG&A expenses.

Note 5:	SEC Regulation G – Non-GAAP Information - This table includes one non-GAAP financial measure. The non-GAAP measure is the 2006 Non-GAAP Diluted EPS Excluding Unusual Business Events. We believe that this non-GAAP financial measure provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of our quarterly and fiscal year 2007 diluted earnings per share guidance on a comparable basis with our 2006 quarterly and fiscal year results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.